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                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                             Jaco Electronics, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 Par Value
                         (Title of Class of Securities)

                                   469783-10-4
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). SEC 1745 (2/95)

                                   Page 1 of 4


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 CUSIP No. 469783-10-4                13G                      Page 2 of 6 Pages



 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Joel H. Girsky

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|

                                                                        (b) |X|

--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                                522,540 shares          13.2%
             Number of              --------------------------------------------
              Shares                6      SHARED VOTING POWER
           Beneficially                         0 shares                   0%
             Owned By               --------------------------------------------
               Each                 7      SOLE DISPOSITIVE POWER
             Reporting                           522,540 shares         13.2%
              Person                --------------------------------------------
               With                 8      SHARED DISPOSITIVE POWER
                                                  0 shares                 0%
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         522,540 shares

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            | |
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        13.2%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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     This statement constitutes Amendment No. 5 to the Schedule 13G previously filed by the Reporting Person. No changes in any information previously reported have occurred, except as set forth in this or prior Amendments.

Item 4.           Ownership.

   (a)      Amount Beneficially Owned:   522,540 shares(1)

   (b)      Percent of Class:         13.2%

   (c)      Number of shares as to which such person has:

     (i)      sole power to vote or direct the vote:   522,540 shares
     (ii)     shared power to vote or direct the vote:   0  shares
     (iii)    sole power to dispose or direct the disposition of: 522,540 shares
     (iv)     shared power to dispose or direct the disposition of: 0 shares






--------

     (1)ncludes 81,400 shares of Common Stock acquirable upon the exercise of options granted under the Isuser's 1993 Non-Qualified Stock Option Plan.

                                   Page 3 of 4


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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 12, 1997
                                                ------------------------
                                                       Date


                                               /s/ Joel H. Girsky
                                               -------------------------
                                                       Signature


                                                   Joel H. Girsky
                                               ------------------------
                                                       Name/Title



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.


Attention:    Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).


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